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                                                                     Exhibit 5.1




October 1, 2003

Haights Cross Operating Company
10 New King Street, Suite 102
White Plains, NY  10604

Ladies and Gentlemen:

We have acted as counsel for Haights Cross Communications, Inc., a Delaware corporation ("Haights Cross Communications"), Haights Cross Operating Company, a Delaware corporation ("Haights Cross"), and Chelsea House Publishers, LLC, a Delaware limited liability company, Triumph Learning, LLC, a Delaware limited liability company, Oakstone Publishing, LLC, a Delaware limited liability company, Recorded Books, LLC, a Delaware limited liability company, Sundance/Newbridge Educational Publishing, LLC, a Delaware limited liability company, and The Coriolis Group, LLC, a Delaware limited liability company (collectively, the "Delaware Subsidiaries" and, together with Haights Cross Communications and Haights Cross, the "Companies"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of the offer by Haights Cross to exchange up to $140 million aggregate principal amount of its 11 3/4% Senior Notes due 2011 (the "New Notes") for its existing 11 3/4% Senior Notes due 2011 (the "Old Notes"). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of August 20, 2003 (the "Indenture"), by and among the Companies and W F Howes Limited and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of August 20, 2003, by and among the Companies and W F Howes Limited and Bear Stearns & Co. Inc., BNY Capital Markets, Inc., Jefferies & Company, Inc. and Lane, Berry & Co. International, LLC (the "Registration Rights Agreement").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Certificate of Incorporation or Certificate of Formation, as applicable, of each of the Companies, (iii) such records of the corporate or company, as applicable, proceedings of the Companies as we deemed material, (iv) the Indenture, (v) the Registration Rights Agreement, (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement and
(vii) the form of the New Notes. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other corporate and company records of the Companies, and such other instruments and other certificates of public officials, officers and representatives of the Companies and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.


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Haights Cross Operating Company
October 1, 2003
Page 2


In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties. We have also assumed that prior to the delivery of any New Notes, the Registration Statement will have been declared effective.

We are members of the Bar of the Commonwealth of Massachusetts, and in rendering the opinions expressed below, we express no opinion other than as to the laws of the United States and the Commonwealth of Massachusetts, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (collectively, the "Delaware Statutes") and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statutes. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

Based on and subject to the foregoing, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by Haights Cross, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will constitute valid and binding obligations of Haights Cross enforceable against Haights Cross in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including without limitation the remedy of specific performance.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.


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Haights Cross Operating Company
October 1, 2003
Page 3


We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.



Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP